Exhibit 99.1


                                                   Level 3 Communications, Inc.
                                                        1025 Eldorado Boulevard
                                                     Broomfield, Colorado 80021
                                                                 www.Level3.com


                                                                   NEWS RELEASE


FOR IMMEDIATE RELEASE

Level 3 Contacts:

Media: Josh Howell                                  Investors:       Robin Grey
       720-888-2517                                                720-888-2518



                      Level 3 Reports Third Quarter Results

                 Reports Communications Revenue of $423 Million

            Continued Success With Customer Contracts During Quarter;
                        Increasing Investment in Network



BROOMFIELD, Colo., October 27, 2004 - Level 3 Communications, Inc. (Nasdaq:LVLT) today announced its third quarter results. Consolidated revenue was $840 million for the third quarter compared to $918 million for the second quarter 2004. Communications revenue was $423 million versus $391 million for the previous quarter, and information services revenue was $392 million compared to $503 million for the previous quarter.

The net loss for the third quarter 2004 increased to $171 million, or $0.25 per share, compared to a net loss for the previous quarter of $63 million, or $0.09 per share. Included in the net loss for the previous quarter was a $147 million gain associated with the elimination of a capital lease obligation due to the termination of a vendor contract. Consolidated Adjusted OIBDA(1) was $129 million in the third quarter 2004, which exceeded the projection of $100 million to $120 million and compares to $94 million for the previous quarter. Approximately $67 million in reciprocal compensation and $4 million of communications service revenue was recognized in the third quarter as a result of an agreement signed with a local carrier.

Overview
"During the third quarter, we experienced rising demand and new contract awards for our communications services offerings, particularly for VoIP services," said James Q. Crowe, CEO of Level 3.

Third Quarter Financial Results Compared to Projections (1)

Metric                                                        Third Quarter Actuals    Third Quarter
($ in millions)                                                                        Projections (1)

Communications Services Revenue (2) (excluding termination    $344
and settlement revenue)
   Reciprocal Compensation                                    $78
   Termination and Settlement Revenue                         $1
Communications Revenue                                        $423                     $400-$420

Information Services Revenue                                  $392

Other Revenue                                                 $25

Consolidated Revenue                                          $840

Consolidated Adjusted OIBDA (3)(4)                            $129                     $100-$120

Capital Expenditures (5)                                      $82                      $85

Unlevered Cash Flow (4)                                       ($14)

Free Cash Flow (4)                                            ($98)

Communications Gross Margin (4)                               72%

(1)  Projections issued July 28, 2004
(2) Communications Services Revenue is GAAP communications revenue minus reciprocal compensation revenue
(3) Consolidated Adjusted OIBDA excludes $10 million in stock-based compensation expense
(4) See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures
(5) Gross capital expenditures were $84 million for the quarter and accrual reversals were $2 million

Consolidated Cash Flow and Liquidity

During the third quarter 2004, unlevered cash flow(1) was negative $14 million, versus positive $15 million during the second quarter. Consolidated free cash flow for the third quarter was negative $98 million, versus negative $109 million for the previous quarter.

As of September 30, 2004, the company had cash and marketable securities of $856 million compared to $957 million at June 30, 2004.

"Our unlevered cash flow declined quarter over quarter primarily due to working capital fluctuations in the information services business, lower managed modem revenue and increased capital expenditures in our communications business," said Sunit Patel, CFO of Level 3. "Our consolidated free cash flow improved primarily due to a decrease in cash interest payments. Additionally, we saw the benefit of decreased network expense associated with the integration of the ICG, Allegiance and KMC dial-up networks. We expect to see further benefits from decreases in network expense in future periods."

Communications Business
Revenue

Communications revenue for the third quarter 2004 was $423 million, versus $391 million for the previous quarter. Total communications revenue for the third quarter consisted of $345 million of communications services revenue and $78 million of reciprocal compensation revenue, compared to $365 million and $26 million in the second quarter. Approximately $67 million of reciprocal compensation and $4 million of communications services revenue was recognized in the third quarter as a result of an agreement signed with a local phone company, of which $48 million in cash had been received in prior periods.

Included in communications services revenue was $1 million and $2 million of termination revenue for the third and second quarters, respectively. Communications services revenue decreased by $20 million quarter over quarter primarily due to an expected reduction in revenue from one large dial-up access customer partially offset by increases in voice and IP & Data services revenue.

                                                      Quarter ended        Quarter ended June    Percent
 Communications Revenue ($ in millions)            September 30, 2004           30, 2004         Change

 Transport and Infrastructure                                       $115                   $118     (2.5%)
 Softswitch                                                         $124                   $146    (15.1%)
 IP & Data Services                                                 $106                   $101      5.0%
    Communications Services Revenue                                 $345                   $365     (5.5%)
 Reciprocal Compensation                                             $78                    $26    200.0%
 Communications Revenue                                             $423                   $391      8.2%

The communications deferred revenue balance increased by $15 million during the quarter.

Cost of Revenue
Communications cost of revenue for the third quarter was $116 million versus $119 million for the previous quarter. Communications gross margin(1) was 72 percent for the third quarter compared to 70 percent in the second quarter. The improvement in communications gross margin is primarily attributable to the increase in reciprocal compensation revenue in the third quarter. Communications cost of revenue decreased in the third quarter primarily due to expected decreases in network expenses associated with the ICG acquisition and the termination and renegotiation of vendor agreements with Allegiance and KMC Telecom.

Selling, General and Administrative Expenses (SG&A)
Communications SG&A expenses were $204 million for the third quarter, versus $202 million for the previous quarter. Communications SG&A expenses include $10 million of non-cash stock compensation expense in the third quarter and $9 million in the second quarter. For both periods, SG&A expenses include a $4 million reduction associated with property taxes.

The total number of employees in the communications business increased to approximately 3,540 during the third quarter from approximately 3,500 in the second quarter.

Adjusted Operating Income Before Depreciation and Amortization (OIBDA)
Adjusted OIBDA(1) for the communications business increased to $113 million for the third quarter from $79 million for the previous quarter. Communications Adjusted OIBDA margin(1) was 27 percent for the third quarter versus 20 percent in the previous quarter. This increase in Communications Adjusted OIBDA was primarily the result of the expected increase in revenue from reciprocal compensation as previously described.

Communications Adjusted OIBDA excludes non-cash stock compensation expense of $10 million in the third quarter and $9 million in the second quarter.

Information Services Business
Results for the information  services business include the Software Spectrum and
(i)Structure subsidiaries.

Revenue and Adjusted  Operating  Income  before  Depreciation  and  Amortization
(OIBDA)
Information services revenue was $392 million for the third quarter. This compares to revenue of $503 million for the previous quarter and $437 million for the same period last year. An increase in agency-type sales in the third quarter of 2004 resulted in the decline from the same period in 2003. The value of software sold in the third quarter of 2004 was consistent with that sold in the same period last year, but in accordance with GAAP treatment of agency sales agreements, the company recognizes a service fee as revenue instead of the full value of the software sold.

Adjusted OIBDA(1) for the information services business was $9 million for the third quarter, compared to $11 million for the previous quarter which excluded $1 million in non-cash stock compensation expense. For the same period last year, Adjusted OIBDA was negative $8 million, which included $11 million in restructuring charges and excluded $1 million in non-cash stock compensation expense.

"We are pleased with the performance of our information services business and the continued strength in the global software market," said Charles C. Miller, vice chairman of Level 3. "The reduction in third quarter revenue compared to the previous quarter is a result of normal seasonality."

The total number of employees in the information services business increased to approximately 1,325 at the end of the third quarter from approximately 1,300 at the end of the previous quarter.

Other Businesses
The company's other businesses consist primarily of coal mining operations.

Revenue and Adjusted OIBDA
Revenue and Adjusted OIBDA(1) from other businesses were $25 million and $7 million in the third quarter compared to $24 million and $4 million for the previous quarter. Adjusted OIBDA for the third quarter includes approximately $5 million in insurance proceeds from environmental claim payments.

New Customer Contracts
"We signed and announced a number of new customer contracts during the quarter, and are particularly encouraged by the strong interest we're seeing for our new wholesale and consumer VoIP services, and for our IP VPN services," said Kevin O'Hara, president and COO. "In addition, Level 3 has recently been awarded several large unannounced transport and infrastructure and VoIP service contracts by cable operators, wireless companies and local and long-haul carriers."

Among the more significant announcements made during the quarter were a major IP VPN agreement with CSC, VoIP agreements with Charter and Skype, transport agreements with Chunghwa Telecom and Adelphia, and a colocation agreement with EarthLink. More recently, Level 3 announced a major IP VPN contract with Northrop Grumman and a significant IP transit agreement with NTL.

"We are pleased that we've seen strong interest in our services from customers and that our capabilities are being included in their service offerings," said O'Hara. "As we have mentioned previously, there is a fair amount of interconnection work and systems integration between Level 3 and our partners that must be accomplished before we begin to generate revenue under these contracts. Revenue growth from new customer contracts will also be a function of our customers' success in the marketplace and their overall rollout schedules."

Corporate Transactions
As previously announced, the company acquired Sprint's wholesale dial-up business on October 1, 2004, for $34 million in cash. Most customer contracts were not assigned at closing, and the company expects assumption or assignment of these contracts for a majority of customers before the end of the year. Until such time as a customer contract is assumed or assigned, amounts received for services provided by Sprint are accounted for as a reduction in purchase price.

While dependent upon the timing of the assumption or assignment of customer contracts, the company expects to recognize approximately $5 million in revenue from this transaction in the fourth quarter 2004 and approximately $35 million in revenue in 2005. The company expects to migrate customers to the Level 3 network by mid-2005.

Regulatory Events/Reciprocal Compensation
The company recognizes reciprocal compensation revenue for compensable minutes of ISP-bound traffic that is terminated on Level 3's network for its dial-up internet access customers. Reciprocal compensation is collected either under a negotiated interconnection agreement signed with a carrier, or under the FCC's mandated regime.

FCC Regime
In October 2004, the FCC approved certain aspects of a forbearance petition filed by Core Communications in July 2003. Specifically, the FCC lifted
ISP-bound traffic growth caps and new market exclusion. The FCC rate cap of $.0007 did not change in this order. Certain of the company's interconnection agreements contain language that supersedes this order.

Certain ISP-bound traffic that is terminated on the Level 3 network is expected to be subject to the FCC's ISP Remand Order, which has been pending at the FCC for two years. The FCC has indicated that it will rule on the ISP Remand Order soon. The ruling is expected to address, among other things, the FCC's basis for asserting jurisdiction over ISP-bound traffic.

Once the FCC has ruled on the ISP Remand Order, the company will determine the impact of that decision on its current interconnection agreements. If an agreement contains a change-of-law provision, a party can invoke the change-of-law clauses to modify the terms of that agreement. If there is no change-of-law provision in the agreement, the previously negotiated terms will stay in place until expiration of the agreement. When an agreement expires, the parties would default to the FCC rules on ISP-bound traffic.

Verizon Interconnection Agreement
During the quarter, the company signed an amendment to its existing Interconnection Agreement with Verizon Communications. Under the amendment, which was retroactive to April 1, 2004, the intercarrier compensation rate for local, ISP-bound traffic was set at $.0005 for year 2004, $0.00045 for year 2005, and $.0004 for year 2006. The amendment expires in December 2006 and is not subject to change in law.

In general, Level 3 prefers negotiated interconnection agreements to arbitrated agreements given the uncertainty in the regulatory environment. The company believes that negotiated agreements can provide the company with more predictable inter-carrier relationships including interconnection and compensation arrangements.

"Importantly, interconnection agreements with local carriers, including the recently signed Verizon agreement, allow us to further leverage our existing Softswitch infrastructure for our VoIP services," said Sureel Choksi, executive vice president and president, Softswitch Services.

As previously announced, the company has also negotiated interconnection agreements with Bellsouth and SBC which expire December 2006 and December 2004 respectively.

"While subject to future regulatory changes, we believe the company will recognize approximately $100 million to $125 million in reciprocal compensation revenue in 2005," said Patel.

Business Outlook
Revenue
"Given our performance and new customer contracts signed year to date, we are updating our previously issued projection for communications revenue, including reciprocal compensation revenue but excluding termination revenue, from a high-single digit percent reduction to a low single-digit percent decline in 2004 versus 2003," said Patel. "This includes approximately $40 million in revenue from managed modem acquisitions in 2004."

Adjusted OIBDA
"We are reaffirming our previously issued projection for Consolidated Adjusted OIBDA for 2004. This projection was that 2004 Consolidated Adjusted OIBDA, excluding termination and settlement revenue, will be consistent with 2003," Patel said.

Free Cash Flow
"We are increasing our expected use of cash in 2004 as a result of business activity during the third quarter," said Patel. "First, we are increasing our capital expenditures in the fourth quarter to support our traffic growth and new customer contracts won in the third and fourth quarters. Second, we have seen an increase in integration expenses associated with our acquisition activity. Finally, while revenue from new services continues to grow, we are receiving lower-than-expected cash payments from IRU sales. As a result, we expect full-year Consolidated Free Cash Flow to be negative $280 million to $310 million versus our previous expectation of negative $200 million to $250 million."

Fourth Quarter 2004

Metric                                                        Fourth Quarter
($ in millions)                                               Projections

Communications Revenue                                        $455-$475
Consolidated Adjusted OIBDA                                   $155-$170
Capital Expenditures                                          $90

"We expect communications revenue to increase in the fourth quarter primarily as a result of approximately $100 million in termination revenue as the result of the expected termination of a customer dark fiber contract," said Patel. "Additionally, we expect to see an increase in communications services revenue. This increase is expected to come from a continued ramp in our voice business and other services, as well as approximately $5 million in revenue from the Sprint managed modem acquisition."

Consolidated Adjusted OIBDA is expected to increase to between $155 million and $170 million in the fourth quarter primarily as a result of higher communications revenue as described above. In addition, network expenses associated with the ICG acquisition and the integration of Allegiance and KMC are expected to continue to decline in the fourth quarter.

Capital expenditures are expected to increase to approximately $90 million in the fourth quarter as the company continues investing in new service initiatives and its network as a result of previously awarded contracts.

Summary
"We continued to make progress during the quarter on a number of fronts," Crowe said. "We saw an increase in sales, particularly for VoIP services, as well as increases in IP traffic across our network. Additionally, we have made significant progress during the quarter in expanding our indirect sales channels to help us take advantage of our growing opportunities. I believe this positive momentum positions us well for continued growth and success in the marketplace."

Conference Call Information
Level 3 will hold a conference call to discuss the company's third quarter results at 10:00 a.m. Eastern Time today. To join the call, please dial 612-326-1003. A live broadcast of the call can also be heard on Level 3's Web site at www.level3.com. An audio replay of the call will be accessible on the company's Web site or by dialing 320-365-3844; access code 749593.

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its 23,000-mile broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, and patented Softswitch managed modem and voice services. Its Web address is www.Level3.com.

The company offers information services through its subsidiaries, Software Spectrum and (i)Structure. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.i-structure.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries. Level 3 services are offered through wholly owned subsidiaries of Level 3 Communications, Inc.

Forward Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, the challenges of integration, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.

(1) Non-GAAP Metrics
Pursuant to Regulation G, the company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.

The company provides projections that include non-GAAP metrics that the company deems relevant to management and investors. These non-GAAP metrics are Consolidated Adjusted OIBDA, communications gross margin, Communications Adjusted OIBDA margin, unlevered cash flow and consolidated free cash flow. The following reconciliation of these non-GAAP financial metrics to GAAP includes forward-looking statements with respect to the information identified as a projection. Level 3 has made a number of assumptions in preparing our projections, including assumptions as to the components of financial metrics. These assumptions, including dollar amounts of the various components that comprise a financial metric, may or may not prove to be correct. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties including technological uncertainty, financial variations, changes in the regulatory environment, industry growth and trend predictions. Please see the company's Annual Report on Form 10-K for a description of these risks and uncertainties.

In order to provide projections with respect to non-GAAP measures, we are required to indicate a range for GAAP measures that are components of the reconciliation of the non-GAAP metric. The provision of these ranges is in no way meant to indicate that the company is explicitly or implicitly providing projections on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, the company has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While the company feels reasonably comfortable about the projections for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our projections of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Communications Gross Margin ($) is defined as communications revenue less communications cost of revenue from the consolidated condensed statements of operations.

Cost of Revenue for the communications business includes leased capacity, right-of-way costs, access charges and other third party circuit costs directly attributable to the network, as well as costs of assets sold pursuant to sales-type leases. Communications Gross Margin (%) is defined as communications gross margin ($) divided by communications revenue. Management believes that communications gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the company after it pays third party network services costs; in essence, a measure of the efficiency of the company's network.

COMMUNICATIONS GROSS MARGIN ($ in millions)
                                                          Q204             Q304
Communications Revenue                                    $391             $423
Communications Cost of Revenue                            $119             $116
Communications Gross Margin ($)                           $272             $307
Communications Gross Margin (%)                           70%               72%

Consolidated Adjusted OIBDA is defined as operating income from the consolidated condensed statements of operations, plus depreciation and amortization plus non-cash impairment charges plus non-cash stock compensation expense.

Communications Adjusted OIBDA Margin is defined as Communications Adjusted OIBDA divided by communications revenue.

Management believes that Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margins are relevant and useful metrics to provide to investors, as they are an important part of the company's internal reporting and are indicators of profitability and operating performance, especially in a capital-intensive industry such as telecommunications. Management also uses Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margins to compare the company's performance to that of its competitors. Consolidated Adjusted OIBDA excludes non-cash impairment charges and non-cash stock compensation expense due to the company's adoption of the expense recognition provisions of SFAS No. 123. Additionally, Consolidated Adjusted OIBDA excludes interest expense and income tax expense and other gains/losses not included in operating income. Excluding these items eliminates the expenses associated with the company's capitalization and tax structures. Consolidated Adjusted OIBDA excludes depreciation and amortization expense in order to eliminate the impact of capital investments which management believes should be evaluated through consolidated free cash flow.

There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the company's calculations. Additionally, this financial measure does not include certain significant items such as depreciation and amortization, interest expense and non-cash impairment charges. Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Consolidated Adjusted OIBDA

Three Months Ended September 30, 2004                      Communications  Information                     Con-
($ in millions)                                                               Services        Other       solidated

Net Earnings/(Loss)                                           ($181)             $4            $6          ($171)
Income Tax (Benefit)/Expense                                    --               --            --            --
Plus Other (Income)/Expense                                    $121             $--           $(1)          $120
Operating Income/(Loss)                                        ($60)             $4            $5           ($51)
Plus Depreciation and Amortization Expense                     $163              $5            $2           $170
Plus Non-Cash Stock Compensation Expense                        $10              --            --            $10
Consolidated Adjusted OIBDA                                    $113              $9            $7           $129

Consolidated Adjusted OIBDA

Three Months Ended June 30, 2004                           Communications  Information                     Con-
($ in millions)                                                               Services        Other       solidated

Net Earnings/(Loss)                                            ($66)             $1            $2           ($63)
Income Tax (Benefit)/Expense                                    --               $1            --            $1
Plus Other (Income)/Expense                                    ($33)             $1            $1           ($31)
Operating Income/(Loss)                                        ($99)             $3            $3           ($93)
Plus Depreciation and Amortization Expense                     $169              $7            $1           $177
Plus Non-Cash Stock Compensation Expense                        $9               $1            --            $10
Consolidated Adjusted OIBDA                                     $79             $11            $4            $94


Communications Adjusted OIBDA Margin
($ in millions)                                     Q204                Q304

Communications Revenue                              $391                $423
Communications Adjusted OIBDA                       $79                 $113
Communications Adjusted OIBDA Margin                20%                  27%

                                                        Consolidated
Projected Consolidated Adjusted OIBDA                      Range
Three Months Ended December 31, 2004
($ in millions)
                                                      Low            High
Net Earnings/(Loss)                                  ($137)         ($117)
Plus Other (Income)/Expense                           $117           $107
Operating Income/(Loss)                              ($20)          ($10)
Plus Depreciation and Amortization Expense            $165           $170
Plus Non-Cash Stock Compensation Expense              $10            $10
Consolidated Adjusted OIBDA                           $155           $170


Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures offset by release of capital expenditure accruals, and adding back cash interest paid, less interest income all as disclosed in the consolidated statements of cash flows or the consolidated condensed statements of operations. Management believes that unlevered cash flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the company and, measured over time, provides management and investors with a sense of the growth pattern of the business.

There are material limitations to using unlevered cash flow to measure the company against some of its competitors as it excludes certain material items such as cash spent on merger and acquisition activity and interest expense. Level 3 does not currently pay income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. Unlevered cash flow should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.

Consolidated Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures offset by release of capital expenditure accruals as disclosed in the consolidated statements of cash flows. Management believes that consolidated free cash flow is a relevant metric to provide to investors, as it is an indicator of the company's ability to generate cash to service its debt. Consolidated Free Cash Flow excludes cash used for acquisitions or principal repayments.

There are material limitations to using consolidated free cash flow to measure the company against some of its competitors as Level 3 does not currently pay income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. This financial measure should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.

UNLEVERED CASH FLOW AND CONSOLIDATED FREE CASH FLOW
Three Months Ended September 30, 2004                                                       Consolidated Free
($ in millions)                                                       Unlevered Cash Flow       Cash Flow

Net Cash Used By Operating Activities                                        ($16)                ($16)
Gross Capital Expenditures                                                   ($84)                ($84)
Release of Capital Expenditure Accruals                                       $2                   $2
Cash Interest Paid                                                            $87                  N/A
Interest Income                                                              ($3)                  N/A
Total                                                                        ($14)                ($98)


UNLEVERED CASH FLOW AND CONSOLIDATED FREE CASH FLOW
Three Months Ended June 30, 2004                                                            Consolidated Free
($ in millions)                                                       Unlevered Cash Flow       Cash Flow

Net Cash Used In Continuing Operations                                       ($45)                ($45)
Gross Capital Expenditures                                                   ($66)                ($66)
Release of Capital Expenditure Accruals                                       $2                   $2
Cash Interest Paid                                                           $127                  N/A
Interest Income                                                              ($3)                  N/A
Total                                                                         $15                ($109)

                                                            Consolidated
PROJECTED CONSOLIDATED FREE CASH FLOW                           Range
Twelve Months Ended December 31, 2004
($ in millions)
                                                         Low             High
Net Cash Used In Operating Activities                   ($18)            ($8)
Gross Capital Expenditures                             ($300)           ($280)
Release of Capital Accruals                              $8               $8
Total                                                  ($310)           ($280)

                                                                  Attachment #1

                  LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
               Consolidated Condensed Statements of Operations
                                   (unaudited)
                                                                                        Three Months Ended
                                                                                 September 30,        June 30,
(dollars in millions)                                                                 2004              2004

Revenue:
   Communications                                                                           $ 423             $ 391
   Information Services                                                                       392               503
   Other                                                                                       25                24
                                                                                               --                --
    Total Revenue                                                                             840               918

Costs and Expenses:
   Cost of Revenue                                                                            487               591
   Depreciation and Amortization                                                              170               177
   Selling, General and Administrative, including non-cash
     compensation of $10 and $10 respectively                                                 234               243
   Restructuring Charges, including noncash impairment
       charges of $-, and $-, respectively                                                      -                 -
                                                                                               --                --
    Total Costs and Expenses                                                                  891             1,011
                                                                                              ---             -----

Operating Income (Loss)                                                                       (51)              (93)

Other Income (Loss), net:
   Interest Income                                                                              3                 3
   Interest Expense                                                                          (120)             (118)
   Other Income (Expense)                                                                      (3)              146
                                                                                               --               ---
    Other Income (Loss)                                                                      (120)               31
                                                                                             ----                --

Loss Before Income Taxes                                                                     (171)              (62)

Income Tax Expense                                                                              -                (1)
                                                                                               --                --

Net Loss                                                                                   $ (171)            $ (63)
                                                                                           ======             =====

Basic Loss per Share:
   Net Loss                                                                               $ (0.25)          $ (0.09)
                                                                                          =======           =======

Weighted Average Shares Outstanding (in thousands):
   Basic                                                                                  685,074           682,629
                                                                                          =======           =======

                                                                  Attachment #2

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                     Consolidated Condensed Balance Sheets
                                  (unaudited)
                                                                                       September 30,        June 30,
(dollars in millions)                                                                      2004               2004

Assets

Current Assets:

    Cash and cash equivalents                                                                     $ 467             $ 547
    Marketable securities                                                                           225               221
    Restricted securities                                                                            50                52
    Accounts receivable, less allowances of $27 and $26, respectively                               375               476
    Other                                                                                           115               122
                                                                                                    ---               ---
Total Current Assets                                                                              1,232             1,418

Property, Plant and Equipment, net                                                                5,402             5,466

Marketable Securities                                                                               164               189

Restricted Securities                                                                                65                62

Intangibles, net and Goodwill                                                                       448               463

Other Assets, net                                                                                    84                90
                                                                                                     --                --

                                                                                                $ 7,395           $ 7,688
                                                                                                =======           =======
Liabilities and Stockholders' Deficit

Current Liabilities:

    Accounts payable                                                                              $ 431             $ 549
    Current portion of long-term debt                                                               144               141
    Accrued payroll and employee benefits                                                            89                90
    Accrued interest                                                                                 97                87
    Deferred revenue                                                                                158               164
    Other                                                                                           156               231
                                                                                                    ---               ---

Total Current Liabilities                                                                         1,075             1,262

Long-Term Debt, less current portion                                                              5,032             5,008

Deferred Revenue                                                                                    984               963

Other Liabilities                                                                                   463               469

Stockholders' Deficit                                                                              (159)              (14)
                                                                                                   ----               ---

                                                                                                $ 7,395           $ 7,688
                                                                                                =======           =======

                                                                  Attachment #3

                         LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                             Consolidated Statements of Cash Flows
                                          (unaudited)

                                                                                                         Three Months Ended
                                                                                                   September 30,       June 30,
(dollars in millions)                                                                                   2004             2004

Cash Flows from Operating Activities:
     Net loss                                                                                                $ (171)          $ (63)
     Adjustments to reconcile net loss to net cash used in operating activities:
        Depreciation and amortization                                                                           170             177
        (Gain) loss on sale of property, plant and equipment, and other assets                                    2              (2)
        Gain on debt extinguishments, net                                                                         -            (147)
        Non-cash compensation expense attributable to stock awards                                               10              10
        Deferred revenue                                                                                         15               1
        Amortization of debt issuance costs                                                                       4               4
        Accreted interest on discount debt                                                                       19              18
        Accrued interest on long-term debt                                                                       10             (31)
        Changes in working capital items net of amounts acquired:
           Receivables                                                                                          101             (46)
           Other current assets                                                                                   9              (8)
           Payables                                                                                            (120)             52
           Other liabilities                                                                                    (69)             (8)
        Other                                                                                                     4              (2)
                                                                                                                 --              --

Net Cash Used in Operating Activities                                                                           (16)            (45)

Cash Flows from Investing Activities:
     Increase in restricted cash and securities, net                                                             (1)             (4)
     Capital expenditures                                                                                       (84)            (66)
     Release of capital expenditure accruals                                                                      2               2
     Proceeds from sale of property, plant and equipment                                                          3               7
     Purchases of marketable securities                                                                           -            (410)
     Maturity of marketable securities                                                                           20
     ICG acquisition                                                                                             (5)            (25)
                                                                                                                 --             ---

Net Cash Used in Investing Activities                                                                           (65)           (496)

Cash Flows from Financing Activities:
     Payments on long-term debt, including current portion                                                       (1)            (75)
                                                                                                                 --             ---

Net Cash Used in Financing Activities                                                                            (1)            (75)

Effect of Exchange Rates on Cash                                                                                  2               2
                                                                                                                  --             --

Net Change in Cash and Cash Equivalents                                                                         (80)           (614)

Cash and Cash Equivalents at Beginning of Period                                                                547           1,161
                                                                                                                ---           -----

Cash and Cash Equivalents at End of Period                                                                    $ 467           $ 547
                                                                                                              =====           =====

Supplemental Disclosure of Cash Flow Information:
     Cash interest paid                                                                                        $ 87           $ 127

Total Cash, Current Marketable Securities and Noncurrent Marketable Securities                                $ 856           $ 957